Exhibit 5.1

September 23, 2022

KULR Technology Group, Inc.

4863 Shawline Street

San Diego, CA 92111

Re: Securities registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-257697) (as amended or supplemented, the “Registration Statement”) which was declared effective on July 13, 2021, by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer KULR Technology Group, Inc. (the “Company”) of up to $100,000,000 of any combination of securities of the types specified therein. We are delivering this supplemental opinion letter in connection with the prospectus supplement filed on May 16, 2022, as amended and filed on June 3, 2022 and September 23, 2022 (collectively, the “Prospectus Supplement”), by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $50,000,000 of shares of the Company’s common stock, and (ii) up to an aggregate $5,000,000 of shares of the Company’s common stock covered by the Registration Statement for each sale the Company requests (an “Advance Notice”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to a Standby Equity Purchase Agreement between the Company and YA II PN, Ltd, as amended by the Amendment, dated June 3, 2022, and as amended and supplemented by the Supplemental Agreement, dated September 23, 2022.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.

We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the corporation laws of the State of Delaware (which includes reported judicial decisions interpreting the corporation laws of the State of Delaware).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Standby Equity Purchase Agreement, as amended and supplemented, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ SICHENZIA ROSS FERENCE LLP

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